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                                                                     EXHIBIT 5.1




                                  May 18, 2000


Board of Directors
MedicaLogic, Inc.
20500 NW Evergreen Parkway
Hillsboro, Oregon 97124


         We have acted as counsel for MedicaLogic, Inc., (the
"Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 10,260,750 shares of common stock (the "Shares") of the Company pursuant to the Company's 1999 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the 1996 Medscape Stock Option Plan, the 1999 Total eMed Incentive Stock Option Plan, the Richard Rehm Stock Option Plan, the Kelly Gill Stock Option Plan and the Karen Pou Stock Option Plan, all of the plans together referred to as the "Plans." We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

         2. The Shares have been duly authorized and, when issued in accordance with the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ STOEL RIVES LLP

                                            STOEL RIVES LLP